Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SKYLINE MEDICAL INC.

Skyline Cyto Acquisition, Inc.,

CYTOBIOSCIENCE, INC.,

and

ALAN DEAN, AS STOCKHOLDER REPRESENTATIVE

Dated as of August 9, 2017

TABLE OF CONTENTS

Article 1. DESCRIPTION OF TRANSACTION	1
1.1 Merger of Merger Sub with and into the Company	1
1.2 Effects of the Merger	1
1.3 Closing; Effective Time	1
1.4 Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5 Conversion of Shares	2
1.6 Closing of the Company’s Transfer Books	2
1.7 Company Dissenting Shares	3
1.8 Exchange of Certificates	3
1.9 Company Warrants	5
1.10 Company Notes Payable	5
1.11 Company Equity Awards; Company Equity Plan	5
1.12 Reserved	5
1.13 Further Action	5
Article 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5
2.1 Subsidiaries; Due Organization	6
2.2 Authority; Binding Nature of Agreement	6
2.3 Capitalization	6
2.4 Financial Statements; Internal Controls.	8
2.5 Absence of Undisclosed Liabilities	8
2.6 Absence of Changes	9
2.7 Title to Assets	9
2.8 Loans	9
2.9 Equipment; Real Property; Leasehold	9
2.10 Intellectual Property.	10
2.11 Contracts and Commitments; No Default	12
2.12 Compliance with Legal Requirements	13
2.13 Governmental Authorizations	13
2.14 Tax Matters	14
2.15 Employee and Labor Matters; Benefit Plans	15
2.16 Environmental Matters	16
2.17 Insurance	16
2.18 Legal Proceedings; Orders	16
2.19 Company Stockholder Approval	17
2.20 Non-Contravention; Consents	17
2.21 No Financial Advisor	18
2.22 Disclosure	18
Article 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	18
3.1 Subsidiaries; Due Organization	18
3.2 Authority; Binding Nature of Agreement	19
3.3 Capitalization	19
3.4 SEC Filings; Financial Statements; Internal Controls	20
3.5 Absence of Undisclosed Liabilities	22
3.6 Absence of Changes	22
3.7 Title to Assets	22
3.8 Loans	22
3.9 Equipment; Real Property; Leasehold	23

3.10 Intellectual Property	23
3.11 Contracts and Commitments; No Default	25
3.12 Compliance with Legal Requirements	26
3.13 Governmental Authorizations	27
3.14 Tax Matters	27
3.15 Employee and Labor Matters; Benefit Plans	28
3.16 Environmental Matters	29
3.17 Insurance	29
3.18 Legal Proceedings; Orders	30
3.19 No Vote Required	30
3.20 Non-Contravention; Consents	30
3.21 No Financial Advisor	31
3.22 Disclosure	31
3.23 Merger Sub	31
3.24 Valid Issuance	31
Article 4. CERTAIN COVENANTS OF THE PARTIES	31
4.1 Access and Investigation	31
4.2 Operation of the Business of the Company Entities	32
4.3 Operation of the Business of the Parent Entities.	34
4.4 No Solicitation.	36
Article 5. ADDITIONAL COVENANTS OF THE PARTIES	37
5.1 Derivative Securities; Benefit Plans	37
5.2 Indemnification of Officers and Directors.	38
5.3 Regulatory Approvals and Related Matters	38
5.4 Disclosure	39
5.5 Reorganization.	39
5.6 Company Stockholders’ Meeting	39
5.7 Obligations of Merger Sub	40
5.8 Resignation of Directors	40
5.9 Board of Directors and Officers of the Combined Company	40
5.10 Section 16 Matters	40
5.11 Internal Controls	40
5.12 Takeover Statutes	41
5.13 Private Placement	41
5.14 Supplement to Disclosure Schedules	41
5.15 Listing of Parent Common Stock	41
5.16 Financial Statements	41
5.17 Employees	42
Article 6. CONDITIONS PRECEDENT TO OBLIGATIONS	42
6.1 Accuracy of Representations	42
6.2 Performance of Covenants	42
6.3 Bring-Down	42
6.4 No Company Material Adverse Effect	42
6.5 No Restraints	42
6.6 Derivative Actions	42
6.7 Company Dissenters	43
6.8 Employment Agreement	43
6.9 Company Debt Settlements	43

6.10 Company Accounts Payable	43
6.11 Company Warrants	43
6.12 Company Equity Awards; Company Equity Plan	43
6.13 No Company Adverse Contract Notice	43
6.14 Company Stockholder Consent	43
6.15 Parent Consent	43
6.16 Nasdaq	43
6.17 Due Diligence	43
Article 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	43
7.1 Accuracy of Representations	44
7.2 Performance of Covenants	44
7.3 Documents	44
7.4 No Parent Material Adverse Effect	44
7.5 No Restraints	44
7.6 Derivative Actions	44
7.7 Resignation and Appointment of Directors and Officers	44
7.8 Company Dissenters	45
7.9 No Parent Adverse Contract Notice	45
7.10 Employment Agreements	45
7.11 Company Stockholder Consent	45
7.12 Nasdaq	45
7.13 Parent Consent	45
Article 8. TERMINATION	45
8.1 Termination	45
8.2 Effect of Termination	46
Article 9. INDEMNIFICATION	46
9.1 Indemnification by the Company Stockholders	46
9.2 Indemnification By Parent	47
9.3 Limitations on Indemnification	47
9.4 Direct Claim	48
9.5 Third-Party Claims	48
9.6 Survival of Indemnification Obligations	49
9.7 Qualifications	49
9.8 Exclusive Remedy	49
Article 10. MISCELLANEOUS PROVISIONS	50
10.1 Stockholder Representative	50
10.2 Amendment	51
10.3 Waiver	51
10.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	51
10.5 Applicable Law; Jurisdiction; Specific Performance; Remedies	52
10.6 Assignability; No Third Party Rights	52
10.7 Notices	52
10.8 Severability	53
10.9 Construction	53

EXHIBITS

Exhibit A	—	Certain Definitions
Exhibit B	—	Certificate of Merger
Exhibit C	—	Certificate of Designation—Parent Series C Preferred Stock
Exhibit D	—	Certificate of Designation—Parent Series D Preferred Stock
Exhibit E	—	Certificate of Designation—Parent Series E Preferred Stock

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 9, 2017, by and among Skyline Medical Inc., a Delaware corporation (“Parent”), Skyline Cyto Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), CytoBioscience, Inc. a Delaware corporation (the “Company”), and Alan Dean, in his capacity as Stockholder Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                 Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger in substantially the form attached as Exhibit B (the “Certificate of Merger”) and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.                 The respective Boards of Directors of Parent, Merger Sub and the Company have each duly approved and declared advisable this Agreement, the Certificate of Merger, the Merger and the other Contemplated Transactions.

C.                 The Boards of Directors of Merger Sub and the Company have each (a) declared that it is in the best interests of their respective stockholders that they enter into this Agreement and consummate the Merger and the other Contemplated Transactions, and (b) resolved and agreed to recommend to their respective stockholders that they vote in favor of the approval and adoption of this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement.

D.                 This Agreement supersedes the Letter of Intent by and between Parent and the Company dated as of July 21, 2017 (the “Letter of Intent”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

Article 1.
DESCRIPTION OF TRANSACTION

1.1              Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. The Company as the surviving company after the Merger is referred to as the “Surviving Corporation.”

1.2              Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3              Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Maslon LLP, outside counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” The Merger shall become effective on the Closing Date at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in the Certificate of Merger) The time when the Merger becomes effective is the “Effective Time.”

1.4              Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)                The Certificate of Incorporation of the Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation shall be amended to provided that the name of the Surviving Corporation will be “CytoBioscience, Inc.”).

(b)               The Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation.

(c)                The directors and officers of the Parent and Surviving Corporation immediately after the Effective Time will be those Persons set forth on Schedule 1.4.

1.5              Conversion of Shares.

(a)                Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)                 any shares of Company Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable in respect thereof;

(ii)               except as provided in clause (i) above and subject to Section 1.5(b) and Section 1.7, all shares of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Aggregate Merger Consideration set forth on Schedule 1.5; and

(iii)             each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)               No fractional shares of Parent Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each Company stockholder, the Aggregate Merger Consideration to which such stockholder is entitled shall be rounded down to the nearest whole share of Parent Stock.

1.6              Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i), all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of such shares of Company Stock (the “Company Stockholders”) shall cease to have any rights as stockholders of the Company, except the right to receive their respective portion of the Aggregate Merger Consideration or such consideration as determined in accordance with Section 1.7; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Stock outstanding immediately prior to the Effective Time. No further transfer of any shares of Company Stock shall be made on such stock transfer books after the Effective Time.

1.7              Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the applicable provisions of the DGCL (such shares of Company Stock being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive their respective portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the DGCL, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive such holder’s portion of the Aggregate Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the stock certificate formerly representing such Company Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and the Company shall have the opportunity and right to direct all negotiations and Legal Proceedings with respect to such demands; provided that Parent shall have the right to consent to any final resolution of such demands, which consent shall not be unreasonably withheld. Except with the prior written consent of Parent, which shall not be unreasonably withheld, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.8              Exchange of Certificates.

(a)                Prior to the Closing Date, Parent shall select Corporate Stock Transfer, Inc., Parent’s transfer agent, or another bank or trust company reasonably satisfactory to Parent and the Company, to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Parent and the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent.

(b)               Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of valid certificates previously representing any shares of Company Stock outstanding immediately prior to the Effective Time (each a “Company Stock Certificate”): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor one or more certificates representing the number of shares of Parent Stock that such holder has the right to receive pursuant to Section 1.5 (or in lieu of such certificate(s), confirmation of the issuance of such Parent Stock via book entry in the books of the Exchange Agent); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a portion of the Aggregate Merger Consideration as set forth in Section 1.5. In any matters relating to Company Stock Certificates, Parent and the Exchange Agent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Stock at the Effective Time, except to the extent such names or addresses are modified by any stockholders in their respective letters of transmittal. Parent shall not be obligated to deliver stock certificates (if any) representing Aggregate Merger Consideration to which any former holder of Company Stock is entitled until such holder surrenders the appropriate documentation required hereunder.

(c)                Shares of Parent Stock issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by Parent of a written opinion of counsel for the holder reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities Legal Requirements. Restrictive legends shall be placed on all certificates (if any) or book entries of the Parent’s transfer agent, representing shares of Parent Stock issued in the Merger, substantially as follows:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

Except as otherwise provided by applicable Legal Requirements, the failure of any stock certificate representing Parent Stock to contain a legend in substantially the form set forth above shall not affect the enforceability of restrictions set forth in this Section 1.8(c).

(d)               If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent and the Exchange Agent reasonably agree to direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(e)                Any holders of Company Stock Certificates who have not previously surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent, and not Exchange Agent, for, and be entitled to receive from Parent, satisfaction of their claims for Parent Stock, and any dividends or distributions with respect to such shares of Parent Stock.

(f)                Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Legal Requirement or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable Taxing or other Governmental Body.

(g)                Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Legal Requirement, escheat Legal Requirement or other similar Legal Requirement.

1.9              Company Warrants. Prior to the Closing, all Company Warrants shall have been terminated in their entireties or exercised in exchange for the right to acquire that number of whole shares of Parent Series E Preferred Stock indicated on Schedule 1.9. All Company Warrants not listed on Schedule 1.9 shall be terminated in their entireties. The Parent Series E Preferred Stock issued under this Section 1.9 is part of the Aggregate Merger Consideration.

1.10          Company Notes Payable The Company represents that all of the Company Notes Payable are set forth on Schedule 1.10. Subject to the terms and conditions of this Agreement, at the Effective Time, Parent shall issue the number of shares of the Parent Series C Preferred Stock and number of the shares of the Parent Series D Preferred Stock indicated on Schedule 1.10 to the holders of the Company Notes Payable indicated on Schedule 1.10 in full satisfaction of any and all liabilities owed to the holders of such Company Notes Payable, including all principal and accrued and unpaid interest thereon; provided that Parent shall have no obligation to issue any Parent Series D Preferred Stock to a holder of any Company Note Payable unless and until the holder of such Company Note Payable delivers to Parent a conversion agreement in form satisfactory to Parent. The Parent Series D Preferred Stock issued under this Section 1.10 is part of the Aggregate Merger Consideration.

1.11          Company Equity Awards; Company Equity Plan. Subject to the terms and conditions of this Agreement, at the Effective Time, all Company Equity Awards listed on Schedule 1.11 shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other person, converted into Parent Series E Preferred Stock in accordance with this Section 1.11. As of the Effective Time, each such Company Equity Award as so converted shall be the right to acquire that number of whole shares of Parent Series E Preferred Stock indicated on Schedule 1.11. All Company Equity Awards not listed on Schedule 1.11 shall be terminated in their entireties, and the Company Equity Plan shall be terminated. The Parent Series E Preferred Stock issued under this Section 1.11 is part of the Aggregate Merger Consideration.

1.12          Reserved.

1.13          Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears, or corresponding to any other Section or subsection in this Article 2 to which it is reasonably apparent that such exception or disclosure would relate):

2.1              Subsidiaries; Due Organization.

(a)                Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)               Each of the Company Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)                Each of the Company Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2              Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to receipt of the Company Stockholder Consent, to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger in the manner required by applicable Legal Requirements. The Company Board has unanimously determined that the Merger is advisable and fair to, and in the best interests of the Company and its stockholders, and recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be approved by the Company’s stockholders. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) Legal Requirements of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

2.3              Capitalization.

(a)                As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which 9,508,540 shares are issued and outstanding, and (ii) 21,821,845 shares of Company Preferred Stock, of which 22,703,655 shares are issued and outstanding. All of the outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and non-assessable. None of the Company Entities (other than the Company) holds any shares of Company Stock or any rights to acquire shares of Company Stock. None of the outstanding shares of Company Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company. Except as set forth on Part 2.3(a) of the Company Disclosure Schedules, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Stock or any securities of any of the Company Entities. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Stock or other securities.

(b)               As of the date of this Agreement, 4,364,000 shares of Company Common Stock are subject to issuance pursuant to Company Options. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the per share exercise price (if any) of such Company Equity Award; (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires; and (viii) if such Company Equity Award is a Company Option, whether such Company Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option, and (ix) whether such Company Equity Award will be exercised in full or terminated at or prior to the Closing. The exercise price per share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the Company Equity Plan in which such Company Option was granted. No grants of any Company Equity Award involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)                As of the date of this Agreement, 442,113 shares of Company Common Stock are subject to issuance pursuant to Company Warrants. Part 2.3(c) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (i) the name and address of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; (iv) the applicable vesting schedule, and the extent to which such Company Warrant vested and is exercisable, if applicable; (v) the date on which such Company Warrant was issued; (vi) the date on which such Company Warrant expires; and (vii) whether such Company Warrant will be exercised in full or terminated at or prior to the Closing. Other than the Company Warrants, and except as set forth in Sections 2.3(a) or 2.3(b) above or Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities to which any of the Company Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Company Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)               All outstanding shares of Company Common Stock, and all options and other securities of the Company Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)                Except as set forth on Part 2.3(e) of the Company Disclosure Schedules, all of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4              Financial Statements; Internal Controls.

(a)                The Company has delivered to Parent accurate and complete copies of the (i) audited consolidated financial statements, including balance sheets and income statements, of the Company Foreign Subsidiaries for the calendar years ended December 31, 2016 and December 31, 2015 (the “Company Audited Financial Statements”), and (ii) copies of the unaudited consolidated financial statements, including balance sheets and income statements, of the Company and its Subsidiaries (including the Company Foreign Subsidiaries), for the calendar year ended December 31, 2016 and for the period from January 1, 2017 through May 31, 2017 (collectively, the “Company Unaudited Financial Statements,” and together with the Company Audited Financial Statements, the “Company Financial Statements”) (such balance sheet being referred to as the “Company Latest Balance Sheet”).

(b)               The Company Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except (1) as may be indicated in such Company Financial Statements, and (2) in the case of the Company Unaudited Financial Statements, such financial statements do not contain footnotes, (3) in the case of the interim Company Unaudited Financial Statements, are subject to normal and recurring year-end adjustments, none of which are material; and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

(c)                The Company maintains a system of internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, since December 31, 2014, until the date hereof, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company Entities; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(d)               The Company’s auditor has at all times since its engagement by the Company been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. The Company’s auditor has not provided any non-audit services for the Company Entities that would be required to be approved in accordance with Section 201 of the Sarbanes-Oxley Act if such Act applied to the Company.

2.5              Absence of Undisclosed Liabilities. The Company does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice; or (c) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 2.11 of the Company Disclosure Schedule.

2.6              Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Schedule, since the date of the Company Latest Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)                there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; and

(b)               there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Company Entities (whether or not covered by insurance).

2.7              Title to Assets. The Company Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate Legal Proceeding and for which reserves have been established in accordance with GAAP; and (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; (collectively, the “Company Permitted Encumbrances”). The Company Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company Entities as being leased to the Company Entities, and the Company Entities enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.8              Loans. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Entities to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

2.9              Equipment; Real Property; Leasehold.

(a)                All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company Entities in the manner in which such businesses are currently being conducted.

(b)               No Company Entity owns any real property.

(c)                Part 2.9(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Entities leases real property from any other Person. All real property leased to the Company Entities pursuant to the real property leases identified or required to be identified in Part 2.9(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements thereto and all rights appurtenant thereto leased to the Company Entities, is referred to as the “Company Leased Real Property.” Part 2.9(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Company Entity) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.9(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than a Company Entity. Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, since January 1, 2013, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10          Intellectual Property.

(a)                Part 2.10(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 2.10(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which any of the Company Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 2.10(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to any Company Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)               The Company has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Company Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product; (ii) employee agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)                Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company Entities exclusively own all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company, no Person other than the Company Entities has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing:

(i)                 to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii)               each Company Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Company Entities, or purported to be held by any of the Company Entities, as a trade secret; and

(iii)             the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company Entities as currently conducted.

(d)               All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e)                Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)                Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, since January 1, 2013: (i) none of the Company Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software); and (ii) none of the Company Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g)                To the Knowledge of the Company, none of the Company Entities and none of the Company Products or Company Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)               No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2013, has been pending or, to the Knowledge of the Company, threatened against any Company Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Company Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)                 To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Company Entity relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j)                 To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)               To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; (ii) conditions or could reasonably be expected to condition the use or distribution of such Company Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.11          Contracts and Commitments; No Default.

(a)                Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, none of the Company Entities is a party to, nor are any of their respective assets bound by:

(i)                 any Company Employee Agreement;

(ii)               any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii)             any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Company Entity;

(iv)             any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Company Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Company Entity in the six-month period ended June 30, 2017, or (E) is a material master services or product supply agreement;

(v)               any Contract for the lease or sublease of the Company Leased Real Property;

(vi)             any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)           any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable to use Company IP during the term of such agreement);

(viii)         any Contract imposing any restriction on the right or ability of any Company Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)             any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person;

(x)               outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)             any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

(b)               True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.11 or listed in Part 2.3(b) or Part 2.3(c) of the Company Disclosure Schedule (the “Material Company Contracts”) have been provided or made available to Parent for review. Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company Entity party thereto in accordance with their terms, and are in full force and effect. No Company Entity is in breach, violation or default in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Company Entity. To the Knowledge of the Company, no other party to a Material Company Contract is in breach, violation or default thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party. No other party to a Material Company Contract (or any Contract with a customer or potential customer of the Company) has provided notice to the Company of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Company, or the availability of product or services being purchased by the Company (a “Company Adverse Contract Notice”).

2.12          Compliance with Legal Requirements. Each of the Company Entities is, and has at all times since January 1, 2013 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since January 1, 2011, until the date hereof, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13          Governmental Authorizations. The Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Company Entity is, and at all times since January 1, 2013 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2013, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14          Tax Matters.

(a)                Each of the material Tax Returns required to be filed by or on behalf of the respective Company Entities with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid.

(b)               No Company Entity and no Company Return is currently under (or since January 1, 2014 has been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to any Company Entity since January 1, 2014 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)                No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Entity in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company Entities and with respect to which reserves for payment have been established on the Company Latest Balance Sheet in accordance with GAAP). There are no Encumbrances for material Taxes upon any of the assets of any of the Company Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate Legal Proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)               Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (or equivalents in foreign jurisdictions) required with respect thereto have been properly completed and timely filed.

(e)                None of the Company Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f)                The Company is not a “United States Real Property Holding Corporation” within the meaning of Code Section 897(c)(2).

2.15          Employee and Labor Matters; Benefit Plans.

(a)                Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the employment of each of the Company Entities’ employees is terminable by the applicable Company Entity at will. None of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Entities.

(b)               There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)                The Company has delivered or made available to Parent an accurate and complete list as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Company Entity.

(d)               Each of the Company Entities and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e)                None of the Company Entities, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Company Entities, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)                Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(g)                Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)               There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

2.16          Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company Entities are in compliance with applicable Legal Requirements relating to (x) pollution, contamination, protection, remediation or reclamation of the environment, (y) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Substances (collectively, “Environmental Laws”); (ii) the Company Entities possess all Permits required under Environmental Laws necessary for their operations, and such operations are in compliance with applicable Permits; and (iii) no Legal Proceeding arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against any Company Entity.

2.17          Insurance. Part 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company Entities (the “Company Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years. The Company has made available to the Company true, complete and correct copies of all Company Insurance Policies. With respect to each Company Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Company Entity is in breach or default, and no event has occurred which, after notice or the lapse of time, or both, would constitute a breach or default or permit termination or modification under such policy. All premiums payable under all Company Insurance Policies have been timely paid, and the Company Entities are in compliance with the terms of all Company Insurance Policies. There has been no threatened termination of, or material premium increases with respect to, any Company Insurance Policy.

2.18          Legal Proceedings; Orders.

(a)                Except as set forth on Part 2.18(a) of the Company Disclosure Schedules, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities, or any business of any of the Company Entities, any of the assets owned, leased or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)               To the Knowledge of the Company, there is no Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Company Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

2.19          Company Stockholder Approval. The Company Stockholder Consent is the only approval of the holders of any Company Stock required under the DGCL, the Company’s charter documents and any agreements among the Company and its stockholders to approve of the Merger and other Contemplated Transactions.

2.20          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, and except as disclosed on Part 2.20 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Entities; or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Company Entities;

(b)               contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

(c)                contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

(d)               contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e)                result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Company Entities (except for the Company Permitted Encumbrances); or

(f)                result in the disclosure or delivery to any escrowholder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of any of the Company Entities to any Person.

Except as may be required by the DGCL, none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21          No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities.

2.22          Disclosure.

(a)                None of the information to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference into any prospectus or prospectus supplement to a registration statement of Parent, any offering memorandum of Parent in connection with a private offering of securities or any proxy or information statement to any holders of Company Stock describing the Merger (any of such documents are referred to as “Parent Disclosure Documents”) will, at the time any such prospectus or prospectus supplement is filed with the SEC or at the time it becomes effective under the Securities Act or at the time any Parent Disclosure Document is first delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in any prospectus or prospectus supplement to the Form S-3 Registration Statement or the proxy or information statement based on information supplied by any party other than any Company Entity for inclusion or incorporation by reference in any Parent Disclosure Document.

(b)               No representation or warranty of Company in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Company pursuant hereto, nor the exhibits and schedules hereto, contains or, on the Closing Date will contain, any untrue statement of a material fact, or omits to state or, on the Closing Date will omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears, or corresponding to any other Section or subsection in this Article 3 to which it is reasonably apparent that such exception or disclosure would relate):

3.1              Subsidiaries; Due Organization.

(a)                Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)               Each of the Parent Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)                Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2              Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and, subject to receipt of the Parent Consent, to perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger in the manner required by Legal Requirements. Assuming the due authorization, execution and delivery of this Agreement by the Company and Stockholder Representative, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) Legal Requirements of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

3.3              Capitalization.

(a)                As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 24,000,000 shares of Parent Common Stock, of which 6,232,761 shares are issued and outstanding, and (ii) 20,000,000 shares of Parent preferred stock. With respect to the authorized Parent preferred stock, 2,300,000 shares are designated Parent Series B Preferred Stock, and the remaining shares are undesignated preferred stock. Prior to the Closing, 6,791,097 shares will be designated Parent Series C Preferred Stock, 1,200,000 shares will be designated Parent Series D Preferred Stock, and 1,586,017 shares will be designated Parent Series E Preferred Stock. As of the date of this Agreement, 79,246 shares of Parent Series B Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable. None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent. Except as set forth on Part 3.3(a) of the Parent Disclosure Schedule, none of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities.

(b)               As of the date of this Agreement, 2,595,081 shares of Parent Common Stock are subject to issuance pursuant to Parent Options, and no shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plans. Part 3.3(b) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; and (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards granted prior to December 31, 2014 were recorded on Parent’s financial statements (including any related notes thereto) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)                As of the date of this Agreement, 1,255,797 shares of Parent Common Stock are subject to issuance pursuant to Parent Warrants. Part 3.3(c) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Warrant and Parent Note outstanding as of the date of this Agreement the following information: (i) the name of the holder of such Parent Warrant or Parent Note; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant or issuable upon conversion of such Parent Note; (iii) the per share exercise price of such Parent Warrant or conversion price of such Parent Note; (iv) the applicable vesting schedule, and the extent to which such Parent Warrant vested and exercisable, if applicable; (v) the date on which such Parent Warrant or Parent Note was issued; and (vi) the date on which such Parent Warrant expires or on which such Parent Note matures. Other than the Parent Warrants, and except as set forth in Sections 3.3(a) or 3.3(b) above or Part 3.3(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)               All outstanding shares of Parent Common Stock, and all options and other securities of the Parent Entities, have been issued and granted in compliance in all material respects with: (i) except as set forth on Part 3.3(b) of the Parent Disclosure Schedule, all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)                All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4              SEC Filings; Financial Statements; Internal Controls.

(a)                Parent has delivered or made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2014, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2014, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)               Parent maintains disclosure controls and procedures sufficient under Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Entities required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and such assessment concluded that such controls were effective. To the Knowledge of Parent, since December 31, 2014, until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Parent Entities; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c)                The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent SEC Documents.

(d)               Parent’s auditor has at all times since engagement by Parent been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Parent Accounting Oversight Board thereunder. The Parent’s auditor has not provided any non-audit services for the Parent Entities that were not approved in violation with Section 201 of the Sarbanes-Oxley Act.

3.5              Absence of Undisclosed Liabilities. Parent does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Parent Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 3.5 of the Parent Disclosure Schedule; (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Latest Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the Parent Contracts described in Part 3.11 of the Parent Disclosure Schedule.

3.6              Absence of Changes. Except as set forth in Part 3.6 of the Parent Disclosure Schedule, since the date of the Parent Latest Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)                there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b)               there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7              Title to Assets. The Parent Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; and (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities (collectively, the “Parent Permitted Encumbrances”). The Parent Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

3.8              Loans. Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9              Equipment; Real Property; Leasehold.

(a)                All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted.

(b)               No Parent Entity owns any real property.

(c)                Part 3.9(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person. All real property leased to the Parent Entities pursuant to the real property leases identified or required to be identified in Part 3.9(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements thereto and all rights appurtenant thereto leased to the Parent Entities, is referred to as the “Parent Leased Real Property.” Part 3.9(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.9(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity. Since January 1, 2013, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

3.10          Intellectual Property.

(a)                Part 3.10(a) of the Parent Disclosure Schedule accurately identifies: (i) in Part 3.10(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and (ii) in Part 3.10(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to any Parent Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)               Parent has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Parent Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)                Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) the Parent Entities exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, to the Knowledge of Parent, no Person other than the Parent Entities has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 3.10(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing:

(i)                 to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(ii)               each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Entities, or purported to be held by any of the Parent Entities, as a trade secret; and

(iii)             the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Parent Entities as currently conducted.

(d)               All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e)                Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f)                Except as set forth in Part 3.10(f) of the Parent Disclosure Schedule, since January 1, 2011: (i) none of the Parent Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Parent Products or the Parent Product Software; and (ii) none of the Parent Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g)                To the Knowledge of Parent, none of the Parent Entities and none of the Parent Products or Parent Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)               No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2013, has been pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)                 To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Parent Entity relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j)                 To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)               To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software, (ii) conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.11          Contracts and Commitments; No Default.

(a)                Except as set forth in Part 3.11(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, nor are any of their respective assets bound by:

(i)                 any Parent Employee Agreement;

(ii)               any Contract that provides for (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Parent Associate;

(iii)             any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Parent Entity;

(iv)             any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Parent Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Parent Entity in the six-month period ended June 30, 2017; or (E) is a material master services or product supply agreement;

(v)               any Contract for the lease or sublease of the Parent Leased Real Property;

(vi)             any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)           any Contract for the license, sale or other disposition or use of Parent IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Parent IP during the term of such agreement);

(viii)         any Contract imposing any restriction on the right or ability of any Parent Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)             any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x)               outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)             any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

(b)               True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 3.11 or listed in Part 3.3(c) of the Parent Disclosure Schedule (the “Material Parent Contracts”) have been provided or made available to the Company for review. Except as set forth in Part 3.11(b) of the Parent Disclosure Schedule, all of the Material Parent Contracts are valid and enforceable by and against the Parent Entity party thereto in accordance with their terms, and are in full force and effect. No Parent Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Parent Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Parent Entity. To the Knowledge of Parent, no other party to a Material Parent Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party. No other party to a Material Parent Contract (or any Contract with a customer or potential customer of the Parent) has provided notice to the Parent of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Parent, or the availability of product or services being purchased by the Parent (a “Parent Adverse Contract Notice”).

3.12          Compliance with Legal Requirements. Except as set forth on Part 3.12 of the Parent Disclosure Schedule, each of the Parent Entities is, and has at all times since January 1, 2013 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since January 1, 2013 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13          Governmental Authorizations. The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Parent Entities is, and at all times since January 1, 2013 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2013, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

3.14          Tax Matters.

(a)                Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid.

(b)               No Parent Entity and no Parent Return is currently under (or since January 1, 2012 has been under) audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Parent Entity since January 1, 2012 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)                No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Latest Balance Sheet in accordance with GAAP). There are no Encumbrances for material Taxes upon any of the assets of any of the Parent Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate Legal Proceedings and for which reserves have been established in accordance with GAAP. No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)               Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2013.

(e)                Merger Sub is a directly-owned, first-tier wholly owned subsidiary of Parent.

(f)                Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)                None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

3.15          Employee and Labor Matters; Benefit Plans.

(a)                Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, the employment of each of the Parent Entities’ employees is terminable by the applicable Parent Entity at will. None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Parent Entities.

(b)               There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c)                Parent has delivered or made available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Parent Entity.

(d)               Each of the Parent Entities and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Parent Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan.

(e)                None of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Parent Entities, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)                Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(g)                Except as set forth in Part 3.15(g) of the Parent Disclosure Schedule, each of the Parent Entities and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)               There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.16          Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) the Parent Entities are in compliance with applicable Legal Requirements relating to Environmental Laws; (ii) the Parent Entities possess all Permits required under Environmental Laws necessary for their operations, and such operations are in compliance with applicable Permits; and (iii) no Legal Proceeding arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Parent, threatened in writing, against any Parent Entity.

3.17          Insurance. Part 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Parent Entities (the “Parent Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years. The Company has made available to the Company true, complete and correct copies of all Parent Insurance Policies. With respect to each Parent Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Parent Entity is in breach or default, and no event has occurred which, after notice or the lapse of time, or both, would constitute a breach or default or permit termination or modification under such policy. All premiums payable under all Parent Insurance Policies have been timely paid, and the Parent Entities are in compliance with the terms of all Parent Insurance Policies. There has been no threatened termination of, or material premium increases with respect to, any Parent Insurance Policy.

3.18          Legal Proceedings; Orders.

(a)                There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities, or any business of any of the Parent Entities, any of the assets owned, leased or used by any of the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)               To the Knowledge of Parent, there is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

3.19          No Vote Required. No vote of the holders of any class or series of Parent’s capital stock is necessary to approve the Merger or this Agreement.

3.20          Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)                contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities; or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the Parent Entities;

(b)               contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(c)                contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(d)               contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e)                result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Parent Entities (except for the Parent Permitted Encumbrances; or

(f)                result in the disclosure or delivery to any escrowholder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Parent Entities to any Person.

Except as may be required by the Securities Act, state securities laws, the Exchange Act, FINRA, and the DGCL, none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21          No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities.

3.22          Disclosure.

(a)                None of the information to be supplied by or on behalf of the Parent in writing for inclusion or incorporation by reference into any Parent Disclosure Document will, at the time any such prospectus or prospectus supplement is filed with the SEC or at the time it becomes effective under the Securities Act, or at the time the Parent Disclosure Document is first delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Parent or Merger Sub with respect to statements made or incorporated by reference in any prospectus or prospectus supplement to the Form S-3 Registration Statement or the proxy or information statement based on information supplied by any party other than any Parent Entity for inclusion or incorporation by reference in the prospectus or prospectus supplement to the Form S-3 Registration Statement or the proxy or information statement.

(b)               No representation or warranty of Parent in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Parent pursuant hereto, nor the exhibits and schedules hereto, contains or, on the Closing Date will contain, any untrue statement of a material fact, or omits to state or, on the Closing Date will omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.23          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Parent has delivered to the Company true, complete and correct copies of the articles of incorporation and bylaws of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound.

3.24          Valid Issuance. The Aggregate Merger Consideration to be issued in the Merger has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

Article 4.
CERTAIN COVENANTS OF THE PARTIES

4.1              Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Company Entities to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the Chief Financial Officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company Entities to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. During the Pre-Closing Period, Parent shall, and shall cause the Representatives of each of Parent to, permit the Company’s senior officers to meet, upon reasonable notice and during normal business hours, with the Chief Financial Officer and other officers of Parent responsible for the Parent’s financial statements and the internal controls of the Parent Entities to discuss such matters as the Company may deem necessary or appropriate in order to enable post-closing management of Parent and the Surviving Corporation to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Entities or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2              Operation of the Business of the Company Entities.

(a)                During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Company Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Company Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Company Entities and that relates to any of the Contemplated Transactions.

(b)               Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, Section 5.1(a) hereof) or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Company Entities does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options outstanding as of the date of this Agreement;

(ii)               sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii)             amend, waive any of its rights under or, except as contemplated by the terms of the Company Equity Plans, Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement, accelerate the vesting under, any provision of the Company Equity Plan or any provision of any agreement evidencing any outstanding Company Equity Award except for the acceleration of the Company Options set forth on Part 2.3(b) of the Company Disclosure Schedule, or otherwise modify any of the terms of any outstanding Company Equity Award, Company Warrant or other security or any related Contract;

(iv)             amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v)               (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)             make any capital expenditure in excess of $25,000;

(vii)           other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii)         acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Company Entities, taken as a whole);

(ix)             make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances;

(x)               lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi)             establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)           other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiii)         make any material Tax election;

(xiv)         commence any Legal Proceeding, except in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions”;

(xv)           settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Company Entities of not more than $20,000 in the aggregate; or

(xvi)         agree or commit to take any of the actions described in clauses (i) through (xvii) of this Section 4.2(b).

(c)                During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3              Operation of the Business of the Parent Entities.

(a)                During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

(b)               Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise, vesting or settlement of Parent Equity Awards;

(ii)               sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent may issue shares of Parent Common Stock upon the valid exercise of Parent Options and Parent Warrants outstanding as of the date of this Agreement);

(iii)             amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement, accelerate the vesting under, any provision of any of the Parent Equity Plans or any provision of any agreement evidencing any outstanding Parent Equity Award (provided that Parent Equity Awards that accelerate by their terms as they exist on the date of this Agreement shall be permitted to accelerate), or otherwise modify any of the terms of any outstanding Parent Equity Award, Parent Warrant or other security or any related Contract;

(iv)             amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents;

(v)               (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary other than Merger Sub; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)             make any capital expenditure in excess of $25,000 (except that the Parent Entities may make any capital expenditure that is provided for in Parent’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii)           other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract;

(viii)         acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Parent Entities (taken as a whole));

(ix)             make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances;

(x)               lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi)             establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)           other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiii)         make any material Tax election;

(xiv)         commence any Legal Proceeding, except in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xv)           settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Parent Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Parent Entities of not more than $20,000 in the aggregate; or

(xvi)         agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.3(b).

(c)                During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4              No Solicitation.

(a)                From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees directors and financial advisers of the Company Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Company Entities do not, directly or indirectly:

(i)                 solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(ii)               furnish any information regarding any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iii)             engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iv)             approve, endorse or recommend any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Company Entity; or

(v)               enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Company Entity.

(b)               The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or Acquisition Inquiry with respect to a Company Entity advise the Parent orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep the Parent reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(c)                The Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and shall cause any such Person to promptly return to the Company any confidential information provided to such party (or certify in writing to the destruction of such information).

Article 5.
ADDITIONAL COVENANTS OF THE PARTIES

5.1              Derivative Securities; Benefit Plans.

(a)                The Company shall take (or cause to be taken) all actions necessary or appropriate to (i) effectuate the provisions of Section 1.9 - Section 1.11; and (iii) cause, prior to the Closing, the termination and cancellation of any securities exercisable, convertible into or otherwise exchangeable into shares of equity securities of the Company, whether by way of exercise, conversion, surrender or exchange for shares of Company Common Stock or otherwise.

(b)               The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

5.2              Indemnification of Officers and Directors.

(a)                For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any Person who becomes a director or officer of any of the Company Entities prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the date hereof, including any provision therein relating to advancement of expenses.

(b)               Parent shall at all times continue to maintain directors’ and officers’ liability insurance following the Effective Time with such coverage limits and other terms as are deemed reasonable by the Parent Board.

(c)                The obligations under this Section 5.2 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party (or such Person’s heirs and representatives).

(d)               In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.2.

(e)                Parent shall enter into indemnification agreements with each director and officer of Parent as of the date hereof, pursuant to which, among other things, Parent shall indemnify such directors and officers to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers, and permit advancement of expenses therefor.

5.3              Regulatory Approvals and Related Matters.

(a)                Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.3), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the Contemplated Transactions. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the Contemplated Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the Contemplated Transactions.

(b)               In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or the Contemplated Transactions, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.4              Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement and Parent’s Current Report on Form 8-K reporting this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before any of the Company Entities or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Entities or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicates with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (ii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Company Entities; and (iii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made pursuant to securities Legal Requirements or listing regulations.

5.5              Reorganization. Prior to the Effective Time, upon the request of the Company, Parent shall use its good faith, commercially reasonable efforts to cause the Merger to be treated as a tax-free reorganization pursuant to Section 368(a) of the Code.

5.6              Company Stockholders’ Meeting. The Company shall, in accordance with the DGCL and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of Company stockholders (the “Company Stockholder Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, the Merger and the other Contemplated Transactions (the “Company Stockholder Consent”). Alternatively, the Company shall use its best efforts to obtain, in lieu of holding the Company Stockholder Meeting, the written consent of Company stockholders necessary under its certificate of incorporation, bylaws and the DGCL to obtain the Company Stockholder Consent).

5.7              Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.8              Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a director of a Company Entity). Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time, the resignation of each member of the Parent Board who will not be a member of the Parent Board following the Effective Time.

5.9              Board of Directors and Officers of the Combined Company. The parties shall take all actions necessary to ensure that, effective immediately following the Effective Time, the Parent Board and the Board of Directors of the Surviving Corporation shall consist of the members listed on Schedule 1.4 and the officers of Parent and the Surviving Corporation shall consist of the Persons listed on Schedule 1.4 (in each case, unless otherwise agreed between the parties in writing prior to the Effective Time), each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal. For a period of three years after the Effective Time, (a) the Parent Board shall include among its director nominees for each meeting of stockholders one nominee designated by the Targeted Technology Fund I, Targeted Technology Fund II and their affiliates (collectively, the “Fund”); provided that the Fund continues to hold at least 5.0% of the outstanding Parent Common Stock as of the date such nominee is included in Parent’s proxy materials with resepect to such meeting; and (ii) Parent shall not increase the size of the Parent Board above seven directors without the consent of the Fund.

5.10          Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause the acquisition of Parent Stock (including derivative securities with respect to Parent Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

5.11          Internal Controls. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.12          Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other of the Contemplated Transactions, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.13          Private Placement. Each of the Company and Parent shall take all necessary action on its part such that the issuance of the Aggregate Merger Consideration to Company Stockholders constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, the Company shall (1) provide each Company Stockholder with a shareholder qualification questionnaire in the form reasonably acceptable to Parent and the Company (a “Stockholder Questionnaire”) and (2) use its best efforts to cause each Company Stockholder to truthfully attest that such stockholder (i) is acquiring the Aggregate Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of receiving the Aggregate Merger Consideration, or (C) has appointed an appropriate Person reasonably acceptable to Parent and the Company to act as the such stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Aggregate Merger Consideration.

5.14          Supplement to Disclosure Schedules. Each party (for purposes of this Section 5.14, the “Disclosing Party ”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 6.3 or Section 7.3(b), as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”). The delivery by the Disclosing Party of an Updated Disclosure Schedule shall not prejudice any rights of any other party hereunder prior to the Closing, including the right to claim that the representations and warranties of the Disclosing Party, when made as of the date hereof, were inaccurate or false in any material respect and to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosure Party’s representations and warranties as of the date hereof or as any date after the date hereof. If the other party consummates the Merger following delivery of an Updated Disclosure Schedule, such Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Schedule delivered hereunder for such purpose.

5.15          Listing of Parent Common Stock. Parent shall take all steps necessary to cause the shares of Parent Common Stock issuable in the Merger (directly or upon the exercise of any Parent Option), to be listed on Nasdaq. The Company and Stockholder Representative will cooperate and take all reasonable steps necessary to assist with the listing of such shares. .

5.16          Financial Statements. The Company shall obtain and deliver to Parent the audited and unaudited interim financial statements of the Company that, in Parent’s reasonable determination, are required to be filed with the SEC as an exhibit to the Current Report of Parent on Form 8-K, Item 2.01 (Completion of Acquisition or Disposition of Assets) within a reasonably sufficient time to permit Parent to comply with the attendant SEC filing obligations.

5.17          Employees. Parent shall cause the Surviving Corporation or its successors in interest to retain the employment of all of the persons employed by the Company as of date hereof, and to refrain from terminating or reducing the compensation of such employees (except for a reduction in compensation as part of any company-wide compensation reduction plan by Parent) at any time prior to six months after the Effective Time, except for the termination of such employee (i) for Cause (as defined in the Employment Agreement), or (ii) approved by James Garvin.

Article 6.
CONDITIONS PRECEDENT TO OBLIGATIONS

OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1              Accuracy of Representations.

(a)                Each of the Company Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date).

(b)               Each of the representations and warranties of the Company (other than the Company Fundamental Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

6.2              Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3              Bring-Down. Parent and Merger Sub shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.13 have been duly satisfied.

6.4              No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.5              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that would cause the consummation of the Merger to violate any Legal Requirement.

6.6              Derivative Actions. There shall exist no Legal Proceeding by one or more stockholders of the Company that that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of Liability against the Parent, Merger Sub or the Company.

6.7              Company Dissenters. There shall be no Company Dissenting Shares.

6.8              Employment Agreement. Dr. James Garvin, Ph.D., shall have executed and delivered an employment agreement with Parent in a form acceptable to Parent and Dr. Garvin (the “Employment Agreement”).

6.9              Company Debt Settlements. The Company shall have arranged for the conversion of all of its outstanding secured and unsecured debt obligations into shares of Company Stock (all of which is reflected on Schedule 1.5 (the “Company Debt Settlements”) immediately prior to the Effective Time, and shall provide evidence of the same that is reasonably acceptable to Parent.

6.10          Company Accounts Payable. The Company shall have delivered a true and complete copy of all outstanding accounts payable of the Company Entities as of the Closing Date.

6.11          Company Warrants. All Company Warrants shall have been terminated in their entireties without consideration or exercised in exchange for Company Stock.

6.12          Company Equity Awards; Company Equity Plan. All Company Equity Awards shall have been terminated in their entireties without consideration or exercised in exchange for Company Stock, and the Company Equity Plan shall have been terminated.

6.13          No Company Adverse Contract Notice. The Company shall not have received any Company Adverse Contract Notice between the date hereof and the Closing Date.

6.14          Company Stockholder Consent. The Company Stockholder Consent shall have been obtained and the Company shall have delivered to Parent evidence thereof that is reasonably acceptable to Parent.

6.15          Parent Consent. Parent, as the sole stockholder of Merger Sub, shall have duly approved and declared advisable this Agreement, the Merger and the other Contemplated Transactions (the “Parent Consent”).

6.16          Nasdaq. Parent shall have received from Nasdaq evidence that the staff of Nasdaq has approved the Merger and related transactions without being treated as a “change of control,” as defined in applicable Nasdaq rules.

6.17          Due Diligence. Parent shall be satisfied in its sole discretion with the results of its due diligence regarding the Company Entities.

Article 7.
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:

7.1              Accuracy of Representations.

(a)                Each of the Parent Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, all changes in the capital structure resulting from the exercise of Parent Options, Parent Warrants or other convertible securities pursuant to their terms or as contemplated by this Agreement shall be disregarded.

(b)               Each of the representations and warranties of Parent and Merger Sub (other than the Parent Fundamental Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2              Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3              Documents. The Company shall have received the following documents:

(a)                Evidence of the filing by the Parent of the Certificates of Designation with the Delaware Secretary of State in substantially the forms of Exhibits C and D, creating the Parent Series C Preferred Stock and the Parent Series D Preferred Stock, respectively; and

(b)               a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.9 have been duly satisfied.

7.4              No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.5              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that would cause the consummation of the Merger to violate any Legal Requirement.

7.6              Derivative Actions. There shall exist no legal action by one or more stockholders of Parent that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of Liability in an amount in excess of $100,000 against the Parent, Merger Sub or the Company.

7.7              Resignation and Appointment of Directors and Officers.

(a)                Parent. Parent shall have delivered to the Company (1) resignation letters of any officers and directors of Parent, to be effective as of the Effective Time, who are not identified on Schedule 1.4 as continuing officers or directors of Parent, and (2) certified resolutions of the Boards of Directors of Parent (i) causing the whole Board of Directors of Parent to consist of seven directors as of the Effective Time, (ii) appointing to the Board of Directors of Parent such individuals as necessary to cause the Boards of Directors of Parent as of the Effective Time to conform with the requirements of Schedule 1.4, and (iii) appointing as officers of Parent such individuals as necessary to cause the officers of Parent as of the Effective Time to conform with the requirements of Schedule 1.4.

(b)               Surviving Corporation. Parent shall also deliver resolutions, in its capacity as the sole stockholder of the Surviving Corporation as of the Effective Time, appointing persons to the Board of Directors of the Surviving Corporation, and resolutions of such Board of Directors appointing those persons identified in Section 1.4(c) to serve as officers of the Surviving Corporation.

7.8              Company Dissenters. There shall be no Company Dissenting Shares.

7.9              No Parent Adverse Contract Notice. The Parent shall not have received any Parent Adverse Contract Notice between the date hereof and the Closing Date.

7.10          Employment Agreements. Parent shall have executed the Employment Agreement.

7.11          Company Stockholder Consent. The Company Stockholder Consent shall have been obtained.

7.12          Nasdaq. Parent shall have caused the shares of Parent Common Stock which comprise a portion of the Merger Consideration, and any shares of Parent Common Stock that are subject to Parent Options issued to any employee, stockholder or Affiliate of the Company in connection with the Merger, to be listed on Nasdaq. Parent shall have delivered to the Company evidence that the staff of Nasdaq has approved the Merger and related transactions without being treated as a “change of control,” as defined in applicable Nasdaq rules.

7.13          Parent Consent. Parent shall have delivered to the Company evidence of the Parent Consent.

Article 8.
TERMINATION

8.1              Termination. This Agreement may be terminated prior to the Effective Time:

(a)                by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company if the Merger shall not have been consummated by on the four-month anniversary of the date hereof (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)                by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)               by Parent or the Company if a Parent Triggering Event shall have occurred;

(e)                by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section (e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(f)                by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this paragraph (f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

8.2              Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Article 9 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any Liability for any breach of this Agreement or fraud.

Article 9.
INDEMNIFICATION

9.1              Indemnification by the Company Stockholders. Subject to the terms and limitations in this Article 9, the Company Stockholders shall jointly and severally indemnify, defend (at Parent Indemnified Party’s option) and hold harmless Parent, Merger Sub and their respective affiliates and their respective stockholders, directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Parent Indemnified Party,” and collectively, the “Parent’s Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by Parent’s Indemnified Parties (subject to Section 9.3(c), “Parent Losses”), whether as a Direct Claim or Third-Party Claim (each as defined below) in connection with, arising out of or as a result of each and all of the following:

(a)                any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other document or instrument delivered by the Company to Parent or entered into as part of the Contemplated Transactions;

(b)               the breach of any covenant, obligation, or agreement made by the Company in this Agreement or any other document or instrument delivered by the Company to Parent or entered into as part of the Contemplated Transactions;

(c)                any misrepresentation or omission contained in any document, statement or certificate furnished by the Company or Stockholder Representative to Parent pursuant to this Agreement or in connection with the Contemplated Transactions;

9.2              Indemnification By Parent. Subject to the terms and limitations in this Article 9, Parent shall indemnify, defend and hold harmless the Company Stockholders and their respective owners, partners, stockholders, managers, directors, officers, employees, agents, including specifically the Stockholder Representative, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Company Stockholder Indemnified Party”; and collectively the “Company Stockholders’ Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the Company Stockholders’ Indemnified Parties (subject to Section 9.3(c), “Company Stockholder Losses”), whether as a Direct Claim or Third-Party Claim (each as defined below), in connection with, arising out of or as a result of each and all of the following:

(a)                any misrepresentation or breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any other document or instrument delivered by Parent to the Company or Stockholder Representative or entered into as part of the Contemplated Transactions;

(b)               the breach of any covenant, obligation, or agreement made by Parent or Merger Sub in this Agreement or any other document or instrument delivered by Parent to the Company or Stockholder Representative or entered into as part of the Contemplated Transactions; and

(c)                any misrepresentation or omission contained in any document, statement or certificate furnished by Parent or Merger Sub to the Company or Stockholder Representative pursuant to this Agreement or any other document or instrument delivered by Parent or entered into as part of the Contemplated Transactions.

9.3              Limitations on Indemnification.

(a)                General Basket. No claim for indemnification under Sections 9.1(a) by the Parent’s Indemnified Parties, or under Section 9.2(a) by the Company Stockholders’ Indemnified Parties, shall be made unless and until the aggregate amount of Parent Losses or Company Stockholder Losses, as applicable, claimed by all such indemnified parties equals or exceeds one hundred thousand dollars ($100,000) (the “Threshold Amount”), and upon such time any and all such Parent Losses or Company Stockholder Losses, as applicable, including the Threshold Amount, shall become payable pursuant to the terms herein. Notwithstanding the foregoing, the Threshold Amount shall not apply to any indemnification claims against the Company Stockholders or Parent arising out of or related to a breach of any Company Fundamental Representation or Parent Fundamental Representation, respectively.

(b)               Satisfaction of Indemnification Claims. Any claim by any Parent Indemnified Party for Parent Losses, and claim made by any Company Stockholder Indemnified Party for any Company Stockholder Losses, shall be satisfied solely by a decrease or increase, respectively, on a dollar for dollar basis, in the aggregate amount of the “Liquidation Preference” of the Parent Series C Preferred Stock; provided that such Liquidation Preference shall at no time be less than $0 or greater than $38,000,000 as a result of such adjustment. Except as set forth above, in no event shall the Parent or any Company Stockholder be required to pay any amounts to any Company Stockholder Indemnified Party or Parent Indemnified Party, respectively.

(c)                Losses. In no event shall Parent Losses or Company Stockholder Losses include any incidental, consequential, special, indirect, punitive damages, diminution in value, lost profits or amounts recoverable based on a multiple of earnings, revenues or other financial metrics.

9.4              Direct Claim. Any direct claim for indemnification not involving a third party as contemplated in Section 9.5 below (a “Direct Claim”) shall be made in writing to the indemnifying party by the indemnified party. Within 30 days of receipt of the written notice of the Direct Claim, the indemnifying party shall either pay the indemnified party the amount of the Direct Claim or provide written objection to the payment of the Direct Claim. If the indemnifying party objects to such Direct Claim within the 30-day time period set forth herein, such dispute shall be resolved in accordance with Section 10.5. If the indemnifying party fails to respond to such Direct Claim prior to the expiration of such 30-day time period, the indemnifying party shall be deemed to have acknowledged and agreed to pay such Direct Claim promptly, and waives any objections or defenses thereto.

9.5              Third-Party Claims.

(a)                In order for any Parent Indemnified Party or Company Stockholder Indemnified Party to be entitled to any indemnification provided for under this Article 9 in respect of, arising out of or involving a claim made by any Person other than the Company Stockholders, Stockholder Representative, Parent, Merger Sub or the Surviving Corporation, or their respective officers, directors, stockholders, owners, successors, assigns or affiliates (a “Third-Party Claim”) against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure of any indemnified party to give notice as provided in this Section 9.5 shall not relieve an indemnifying party of its indemnification obligations hereunder except to the extent that the indemnifying party proves actual loss and prejudice by such failure to give such notice.

(b)               The indemnifying party shall be entitled to participate in the defense of a Third-Party Claim and, if it so chooses within 10 days after receipt of notice of the Third-Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume the defense of a Third-Party Claim, the indemnifying party shall be deemed to have acknowledged its obligation to defend such Third-Party Claim as a claim subject to the indemnification obligations of this Agreement. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will fully cooperate with the indemnifying party in connection with such defense.

(c)                If the indemnifying party assumes the defense of a Third-Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, using its commercially reasonable efforts, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party’s prior written consent, and the indemnified party will agree to any settlement, compromise or discharge of the Third-Party Claim the indemnifying party may recommend which releases the indemnified party unconditionally and completely in connection with such Third-Party Claim and which does not adversely affect the indemnified party in any manner. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party assumes the defense of a Third-Party Claim, then the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all Liability in respect of such Third-Party Claim.

(d)               If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate in its sole discretion, including, but not limited to, settling such claim or litigation. The indemnified party’s defense of such Third-Party Claim shall not prohibit any remedies of the indemnified party against the indemnifying parties, and the indemnified party shall be permitted during the course of or after the resolution of such Third-Party Claim to seek recovery of the Parent Losses or Company Stockholder Losses, as applicable, from the indemnifying party to the extent the indemnified party is entitled hereunder.

9.6              Survival of Indemnification Obligations. The representations and warranties of the parties contained in this Agreement, excluding the Company Fundamental Representations and the Parent Fundamental Representations, shall survive for a period of 18 months following the Closing Date; provided, that all of the foregoing representations and warranties shall further survive during the duration of any Legal Proceedings (including, without limitation, any appeals) with respect to any claim for indemnification for which any indemnified party has provided a Claim Notice to any indemnifying party prior to the expiration of the applicable survival period. All obligations and covenants under this Agreement, including, without limitation indemnification, and all of the Company Fundamental Representations and the Parent Fundamental Representations, shall forever survive the Closing.

9.7              Qualifications. Notwithstanding anything in this Agreement to the contrary, in calculating the amount of any Parent Losses and Company Stockholder Losses incurred as a result of any breach of the representations, warranties and covenants contained in this Agreement or in other documents executed or delivered by the parties in connection with the Merger and Contemplated Transactions, any qualification with respect to materiality, Company Material Adverse Effect, Parent Material Adverse Effect or other similar qualification shall be disregarded.

9.8              Exclusive Remedy. The parties acknowledge and agree that, after the Closing, the indemnification provisions in this Article 9 shall be the sole and exclusive remedy of the parties with respect to the transactions contemplated by this Agreement, except for (a) claims of intentional fraud or knowing misrepresentation or (b) injunctive relief permitted by Section 10.5. Except for claims of intentional fraud or knowing misrepresentation, the Parties may not avoid the limitations on liability, recovery and recourse set forth in this Article 9 by seeking damages for breach of contract, tort or pursuant to any other theory or liability.

Article 10.
MISCELLANEOUS PROVISIONS

10.1          Stockholder Representative

(a)                The Company (and pursuant to the terms of the Company Stockholder Consent, each of the Company’s stockholders) irrevocably appoints the Stockholder Representative to act as representative, agent, proxy and attorney-in-fact for the Company Stockholders for all purposes under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including, without limitation, the full power and authority on each such Company Stockholder’s behalf to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by any Company stockholder under this Agreement, (iii) execute and deliver any termination, amendment or waiver to this Agreement in connection therewith, (iv) engage such counsel, experts and other agents and consultants as the Stockholder Representative deems necessary in connection with exercising the powers granted hereunder and, in the absence of bad faith on the part of the Stockholder Representative, will be entitled to conclusively rely on the opinions and advice of such Persons, (v) receive funds and make or release payments of funds to pay any amounts that the Stockholder Representative has incurred or reasonably expects to incur in connection with the Company stockholders’ obligations under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including amounts required to pay the fees and expenses of professionals incurred in connection with the Contemplated Transactions, (vi) to execute closing statements, settlement statements and funds flow statements on behalf of the Company’s stockholders and the Company. The Company Stockholders acknowledge that Parent and Merger Sub will be entitled to conclusively rely upon, without independent investigation, any act, notice, instruction or communication of the Stockholder Representative as provided in this Section 10.1 as the acts of the Company Stockholders and will not be liable in any manner whatsoever for any of Parent or Merger Sub’s actions, as applicable, taken or not taken in reliance upon the acts or omissions or communications or writings given or executed by the Stockholder Representative.

(b)               The Company’s stockholders agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Stockholder Representative and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company’s stockholder.  All decisions and actions by the Stockholder Representative will be binding upon the Company’s stockholders, and no Company stockholder will have the right to object, dissent, protest or otherwise contest the same.  The Stockholder Representative will have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations will be determined solely by the express provisions of this Agreement. The Company’s stockholders will jointly and severally indemnify and hold harmless the Stockholder Representative against all Liabilities incurred by the Stockholder Representative in connection with the performance of his, her or its duties as the Stockholder Representative, including, without limitation, any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact that the Stockholder Representative is or was acting as the Stockholder Representative under this Agreement.  Neither the Stockholder Representative nor any agent employed by the Stockholder Representative will incur any Liability to any Company stockholder relating to the performance of Stockholder Representative’s duties hereunder except for actions or omissions constituting fraud or bad faith.  The Stockholder Representative will have no Liability in respect of any action, claim or proceeding brought against the Stockholder Representative by any Company stockholder if the Stockholder Representative took or omitted taking any action in good faith.

(c)                The provisions of this Section 10.1 will be binding on the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Stockholder, and any references in this Agreement to a “Company Stockholder” means and includes the successors to such Person’s rights hereunder, whether pursuant to a testamentary disposition, the Legal Requirements of descent and distribution or otherwise.

(d)               If the Stockholder Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his, her or its responsibilities as agent of the Company’s stockholders, then a majority in interest of the Company’s stockholders (based on the ownership of the Company Stock set forth on Schedule 1.4) shall appoint a successor agent for the Company Stockholders. The Person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Company Stockholders (based on the ownership of the Company Stock set forth on Schedule 1.4). In either case, the successor Stockholder Representative shall promptly notify Parent in writing of the identity of such successor Stockholder Representative. Any such successor shall become the “Stockholder Representative” for purposes of this Agreement.

(e)                All expenses incurred by the Stockholder Representative in connection with the performance of his, her or its duties as Stockholder Representative shall be borne and paid exclusively by the Company Stockholders, pursuant to their respective ownership of Company Stock (on an as-converted basis) immediately prior to the Effective Time.

10.2          Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time without approval of any of the Company’s stockholders; provided, however, that no amendment shall be made which by applicable Legal Requirement requires further approval of the Company’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3          Waiver

(a)                Subject to paragraphs (b) and (c) below, at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)               No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)                No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4          Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.5          Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Hennepin County, Minnesota; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to the remedies set forth in Article 9. Each party hereby waives any requirement for the securing or posting of any bond in connection with seeking such injunction or injunctions.

10.6          Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.2, (ii) after the Effective Time, with respect to the payment of the Aggregate Merger Consideration to Company Stockholders pursuant to Article 1 hereof, (iii) with respect to the holders of any Company Dissenting Shares, and (iv) the Company Stockholders’ Indemnified Party and the Parent’s Indemnified Parties.

10.7          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Central Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Skyline Medical Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Attention: Bob Myers, Chief Financial Officer

Facsimile: (651) 389-4807

with a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Martin R. Rosenbaum

Facsimile: (612) 642-8326

if to the Company:

CytoBioscience, Inc.

3463 Magic Drive, Suite 120

San Antonio, TX 78229

Attention: Dr. James Garvin, Ph.D., Chief Executive Officer

Facsimile: ____________________________________

with a copy (which shall not constitute notice) to:

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, Alabama 35203

Attention: Gregory S. Curran

Facsimile: (205) 254-1999

10.8          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

10.9          Construction

(a)                For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)                The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)                All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g)                For purposes of disclosures required by Article 2 and Article 3 and the restrictions set forth in Sections 4.2 and 4.3, any references to amounts in dollars shall include foreign currency equivalents.

* * * * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CYTOBIOSCIENCE, INC.

By:	/s/ James Garvin
Name:	James Garvin, Ph.D.
Title:	Chief Executive Officer

SKYLINE MEDICAL INC.

By:	/s/ Bob Myers
Name:	Bob Myers
Title:	Chief Financial Officer

Skyline Cyto Acquisition, Inc.

By:	/s/ Bob Myers
Name:	Bob Myers
Title:	Chief Financial Officer

Signature Page –

Agreement and Plan of Merger

SCHEDULE 1.4

Directors and Officers of Parent and Surviving Corporation

Immediately Following the Effective Time

Parent and Surviving Corporation Directors

Dr. James Garvin, Ph.D.

Director appointed by the Fund

Remaining Directors to be determined by Parent

Parent and Surviving Corporation Officers

Dr. James Garvin, Ph.D., President

Bob Myers, Chief Financial Officer

Carl Schwartz, Chief Executive Officer

David O. Johnson, Chief Operating Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that is related to a potential Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer or proposal made or submitted by Parent or the Company to the other) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to any Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)       any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third Person beneficially owning 30% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b)       any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 30% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c)       any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of such Entity or any of its Significant Subsidiaries or the declaration of any extraordinary dividend.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Aggregate Merger Consideration” shall mean (i) an amount of Parent Common Stock equal to 19.8% of the outstanding Parent Common Stock immediately prior to the Effective Time, less any shares of Parent Common Stock that are subject to Parent Options issued to any employee, stockholder or Affiliate of the Company in connection with the Merger, rounded down to the nearest full share of Parent Common Stock, (ii) 6,791,097 shares of Parent Series C Preferred Stock, (iii) 1,200,000 shares of Parent Series D Preferred Stock, and (iv) 1,586,017 shares of Parent Series E Preferred Stock.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Closing” shall mean the consummation of the Merger as described in Section 1.3 of this Agreement.

“Closing Date” shall mean the date of the Closing of the Merger.

“Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Company Entities or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Directors.

“Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities or its assets is bound or under which any of the Company Entities has any express obligation; or (c) under which any of the Company Entities has any express right.

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule prepared by the Company and delivered to the Parent on the date hereof in accordance with this Agreement.

“Company Employee” shall mean any director, officer or other employee (full-time or part-time) of any of the Company Entities.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to a Company Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may incur or become subject to any Liability; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company Entities” shall mean: the Company and each of the Company’s Subsidiaries (including the Company Foreign Subsidiaries).

“Company Equity Award” shall mean any Company Option and any other type of award issued or issuable under the terms of the Company Equity Plan.

“Company Equity Plan” shall mean the Company’s 2016 Stock Option Plan, as amended.

“Company Foreign Subsidiaries” means each of Cytocentrics Bioscience GmbH, a limited liability company organized under the Legal Requirements of the Federal Republic of Germany and wholly owned Subsidiary of the Company, and Cytocentrics Bioscience, B.V., a limited liability company organized under the Legal Requirements of the Kingdom of the Netherlands and a wholly owned Subsidiary of Cytocentrics Bioscience GmbH.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Sections 2.1(a)-(b) (Subsidiaries; Due Organization), 2.2 (Authority; Binding Nature of Agreement), 2.3 (Capitalization), 2.7 (Title to Assets), 2.10 (Intellectual Property), 2.14 (Tax Matters), 2.15 (Employee and Labor Matters; Benefit Plans), 2.19 (Company Stockholder Approval), and 2.21 (No Financial Advisor).

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Company Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of the Company Entities taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (iv) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (v), (vi), (vii), or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vi) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (vii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (viii) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Notes Payable” shall mean the notes payable by the Company Entities, and all indebtedness of the Company Entities related thereto, but shall exclude the Promissory Note dated July 26, 2017 issued by the Company in favor of Parent in the original principal amount of $300,000.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Company Entity; or (b) currently under development by or for any Company Entity (whether or not in collaboration with another Person).

“Company Product Software” shall mean any software (regardless of whether such software is owned by a Company Entity or licensed to a Company Entity by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

“Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Company Entities or otherwise used by any of the Company Entities, including the Company Product Software.

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Company Option, to acquire capital stock of the Company.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated May 12, 2017 between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall mean time when the Merger becomes effective.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, domains, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all existing and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and (g) rights to any existing Legal Proceedings related to the foregoing, the right to bring any such Legal Proceeding and all rights to receive compensation for the misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Parent Affiliate.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule prepared by the Parent and delivered to the Company on the date hereof in accordance with this Agreement.

“Parent Employee” shall mean any director, officer or other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit.

“Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to a Parent Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Entities for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Entities has or may incur or become subject to any Liability; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option or other award issued pursuant to the Parent Equity Plans.

“Parent Equity Plans” shall mean Parent’s Amended and Restated 2012 Stock Incentive Plan, as amended.

“Parent Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.1(a)-(b) (Subsidiaries; Due Organization), 3.2 (Authority; Binding Nature of Agreement), 3.3 (Capitalization), 3.7 (Title to Assets), 3.10 (Intellectual Property), 3.14 (Tax Matters), 3.19 (No Vote Required), and 3.21 (No Financial Advisor).

“Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Latest Balance Sheet” shall mean the latest consolidated balance sheet of Parent and its consolidated Subsidiaries included in the Parent SEC Filings.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii), (viii) or (ix) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) or (ix) or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” shall mean the Parent Series B Preferred Stock, and as of the Effective Time, the Parent Series C Preferred Stock and Parent Series D Preferred Stock.

“Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Parent Entity; or (b) currently under development by or for any Parent Entity (whether or not in collaboration with another Person).

“Parent Product Software” shall mean any software (regardless of whether such software is owned by a Parent Entity or licensed to a Parent Entity by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

“Parent Series B Preferred Stock” means the Series B Convertible Preferred Stock of Parent, par value $0.01 per share.

“Parent Series C Preferred Stock” means the Series C Redeemable Preferred Stock of the Parent, par value $0.01 per share, which will be entitled to the rights and preferences set forth on the Certificate of Designation attached as Exhibit C, at or prior to the Effective Time.

“Parent Series D Preferred Stock” means the Series D Redeemable Preferred Stock of the Parent, , par value $0.01 per share, which will be entitled to the rights and preferences set forth on the Certificate of Designation attached as Exhibit D, at or prior to the Effective Time.

“Parent Series E Preferred Stock” means the Series E Preferred Stock of the Parent, , par value $0.01 per share, which will be entitled to the rights and preferences set forth on the Certificate of Designation attached as Exhibit E, at or prior to the Effective Time.

“Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Parent Entities or otherwise used by any of the Parent Entities, including the Parent Product Software.

“Parent Stock” shall mean the Parent Common Stock and the Parent Preferred Stock.

“Parent Superior Offer” shall mean an Acquisition Proposal with respect to Parent (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions.

“Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have determined that a Parent Superior Offer exists; or (b) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Parent Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Parent Option, to acquire capital stock of Parent.

“Person” shall mean any individual, Entity or Governmental Body.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B

CERTIFICATE OF MERGER

of

SKYLINE CYTO ACQUISITION, INC.

with and into

CYTOBIOSCIENCE, INC.

In accordance with Section 251 of the General Corporation Law of the State of Delaware, CytoBioscience, Inc. hereby certifies as follows:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
Skyline Cyto Acquisition, Inc.	Delaware
CytoBioscience, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the merger is CytoBioscience, Inc.

FOURTH: The certificate of incorporation of Skyline Cyto Acquisition, Inc., as in effect on the date hereof, will be the certificate of incorporation of the surviving corporation; provided that Article 1 of the certificate of incorporation is amended to state:

“1. Name. The name of the corporation is “CytoBioscience, Inc.” (the “Corporation”).”

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 3463 Magic Drive, Suite 120, San Antonio, TX 78229.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The Effective Time of the Merger shall be the time of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

The undersigned corporations have caused this Certificate of Merger to be signed on __________________, 2017.

Skyline Cyto Acquisition, Inc.

By:
Name:
Its:

CYTOBIOSCIENCE, INC.

By:
Name:
Its:

Exhibit c

SKYLINE MEDICAL INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES C Redeemable PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Skyline Medical Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate of Incorporation”), such Board of Directors, duly adopted a resolution, effective August 9, 2017, providing for the creation and issuance of a series of preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), to be designated as the “Series C Redeemable Preferred Stock,” and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock, has duly adopted this Certificate of Designation of Preferences, Rights and Limitations (this “Certificate”).

1. Designation; Ranking. A total of six million seven hundred ninety-one thousand ninety-seven (6,791,097) shares of Preferred Stock are designated as “Series C Redeemable Preferred Stock” (the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall rank equally in all respects and shall be subject to the provisions set forth in this Certificate.

2. Definitions. In addition to terms otherwise defined in this Certificate, certain capitalized terms are used in this Certificate as specifically defined below in this Section 2. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Certificate, (b) references to a particular Section include all subsections thereof, (c) accounting terms not otherwise defined herein have the meaning provided under generally accepted accounting principles, and (d) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect.

“Board” means the Board of Directors of the Corporation.

“Common Stock” means the shares common stock, par value $0.01 per share, of the Corporation.

“Dividend Accrual Rate” means, for each period set forth below, the applicable percentage of the Stated Value:

Period (months following the date of issuance)	Dividend Accrual Rate
Months 1-18	1.0% per annum
All months thereafter	8.0% per annum

“DGCL” shall mean the Delaware General Corporation Law.

“Indemnified Company Losses” means Company Stockholder Losses (as such term is defined in the Merger Agreement) that are indemnifiable under the under the Merger Agreement, subject to the limitations on indemnification set forth in Section 9.3 thereof.

“Indemnified Parent Losses” means Parent Losses (as such term is defined in the Merger Agreement) that are indemnifiable under the under the Merger Agreement, subject to the limitations on indemnification set forth in Section 9.3 thereof.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of August 9, 2017 by and among the Corporation, Skyline Cyto Acquisition, Inc., CytoBioscience, Inc., and the Stockholder Representative (as defined therein).

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Junior Stock” means the Common Stock, Parent Series E Preferred Stock and any other class or series of shares of capital stock of the Corporation that ranks junior to the Series C Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Parent Series D Preferred Stock” shall have the meaning ascribed to such term in the Merger Agreement, which is or will be a series of Preferred Stock ranking senior to the Series C Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Parent Series E Preferred Stock” shall have the meaning ascribed to such term in the Merger Agreement, which is or will be a series of Preferred Stock ranking junior to the Series C Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Required Holders” means the holders of a majority of the outstanding shares of Series C Preferred Stock.

“Series C Preferential Amount” means an amount per share of Series C Preferred Stock equal to the Stated Value, plus an amount per share equal to the accumulated and unpaid dividends thereon, whether or not declared; provided, however, that:

(a) in the event of any Indemnified Parent Losses, (i) the Stated Value shall be reduced (but not below zero) by the amount of such Indemnified Parent Losses divided by the number of shares of Series C Preferred Stock outstanding on the date that such Indemnified Parent Losses are agreed upon or a determination with respect thereto becomes final and non-appealable under the Merger Agreement, and (ii) the amount of accumulated and unpaid dividends on shares of Series C Preferred Stock then outstanding shall be adjusted to give effect to such reduction retroactively to the effective date of the Merger; and

(b) in the event of any Indemnified Company Losses, (i) the Stated Value shall be increased by the amount of such Indemnified Company Losses divided by the number of shares of Series C Preferred Stock outstanding on the date that such Indemnified Company Losses are agreed upon or a determination with respect thereto becomes final and non-appealable under the Merger Agreement, and (ii) the amount of accumulated and unpaid dividends on shares of Series C Preferred Stock then outstanding shall be adjusted to give effect to such increase retroactively to the effective date of the Merger.

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“Stated Value” means an amount per share of Series C Preferred Stock equal to $3.49 (as adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, reorganization, recapitalization or other similar event affecting the Series C Preferred Stock), subject to adjustment as contemplated in the definition of “Series C Preferential Amount” above.

3. Voting. Except as required by the DGCL or as otherwise provided by the Certificate of Incorporation (including this Certificate), the holders of Series C Preferred Stock shall have no right to vote their shares of Series C Preferred Stock at any stockholders’ meeting or provide consent to any action taken by stockholders in writing in lieu of a meeting, nor shall they be entitled to notice of any stockholders’ meeting or solicitation of stockholders’ consents.

4. Dividends. The holders of Series C Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, cumulative dividends, payable at the Dividend Accrual Rate. Such dividends shall begin to accrue as of the date on which the Series C Preferred Stock is issued. Such dividends shall be fully cumulative, and shall accrue whether or not declared and whether or not there shall be funds legally available for the payment of dividends. Series C Preferred Stock dividends shall be paid in preference to dividends on Junior Stock.

5. Liquidation. In the event of (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (b) a sale of all or substantially all of the assets of the Corporation, or (c) unless agreed otherwise in writing by the Required Holders, a merger or consolidation of the Corporation other than a merger or consolidation in which (i) the Corporation is the surviving corporation and (ii) the stockholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants) (the events specified in (a), (b) and (c), collectively, the “Liquidation Events”), the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for the distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of any Junior Stock by reason of their ownership of such Junior Stock, an amount per share equal to the Series C Preferential Amount. If, upon the occurrence of any Liquidation Event, the assets and funds of the Corporation available for the distribution to its stockholders shall be insufficient to pay the full Series C Preferential Amount to the holders of Series C Preferred Stock, the holders of the Series C Preferred Stock shall share ratably in any distribution of such assets and surplus funds in proportion to the full respective Series C Preferential Amount to which they are entitled.

6. Redemption.

(a) Redemption at the Corporation’s Option. The Corporation shall have an ongoing right to purchase all or any portion of the outstanding shares of the Series C Preferred Stock on the terms and conditions contained in this Section. If the Corporation exercises such option to purchase as to only a portion of the then-outstanding shares, such purchase shall be made ratably from all holders of Series C Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding Series C Preferred Stock.

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(b) Notice. The Corporation shall notify all holders of record of Series C Preferred Stock of its election to exercise its redemption right by sending notice in writing to such holders at their last address as shown on the stock books of the Corporation. The Corporation shall state in such notice the date upon which it desires to redeem such shares (the “Redemption Date”), the percentage of the then-outstanding Series C Preferred Stock which it desires to redeem, the Redemption Price to be paid in respect of each share of Series C Preferred Stock to be redeemed; and (iv) the place or places where certificates representing such shares are to be surrendered for payment of the Redemption Price allocable to such holder’s shares to be redeemed.

(c) Redemption Price. Any redemption of Series C Preferred Stock effected by the Corporation shall be made out of funds legally available for redemptions at a price per share equal to the Series C Preferential Amount on the Redemption Date (the “Redemption Price”). The Corporation shall pay the Redemption Price in full on the Redemption Date.

(d) Surrender of Shares. Upon a redemption, the holders shall surrender to the Corporation the certificates representing the shares of Series C Preferred Stock to be redeemed, duly endorsed or assigned to the Corporation, and the holder shall thereafter be entitled to receive payment in cash of the Redemption Price. If fewer than all the shares represented by any certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares. If any shares of Series C Preferred Stock are redeemed pursuant to this Section 6 and the holder thereof fails to surrender the certificate representing such shares in accordance with this Certificate, the Corporation may, at its option, in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed.

(e) Shares No Longer Outstanding. On the Redemption Date, (i) dividends on each share of Series C Preferred Stock redeemed hereunder shall cease to accrue, (ii) such share shall be deemed no longer outstanding, and (iii) all rights of the holder of such share as a holder of such share (except the right to receive from the Corporation the monies payable upon surrender of the certificates evidencing such share and redemption of such share) shall cease.

7. Protective Restrictions. At any time when shares of Series C Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or by the Certificate of Incorporation, without the affirmative vote of the Required Holders, given at a meeting or by written consent in lieu of a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

(a) create or authorize the creation of any additional class or series of shares of stock, or issue any shares thereof, in each case other than Junior Stock and Parent Series D Preferred Stock;

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(b) amend, alter or repeal this Certificate or the Certificate of Incorporation, in a manner that is adverse to the holders of Series C Preferred Stock in any respect, provided, however, that this restriction shall in no way restrict the Corporation’s ability to create the Parent Series D Preferred Stock or Parent Series E Preferred Stock and fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, thereof (including without limitation filing a certificate of designation with respect thereto);

(c) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the purchase, redemption or acquisition thereof) except for (i) the redemption of Parent Series D Preferred Stock, (ii) the redemption of Series C Preferred Stock pursuant to and as provided in this Certificate, or (ii) the redemption or repurchase of capital stock of the Corporation, or securities convertible or exchangeable into such capital stock, issued pursuant to the Corporation’s equity-based compensation plans;

(d) consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets or the assets of the Corporation, except that the Corporation may, without the vote or consent of the Required Holders, effectuate a merger in which (i) the Corporation is the surviving corporation and (ii) the stockholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants);

(e) declare, pay or make any dividends or other distributions on any Junior Stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the payment thereof);

(f) enter into any agreement, arrangement, undertaking, or commitment to take any of the foregoing steps or actions; or

(g) take any action to sell or otherwise dispose of any material portion of the Company IP (as defined in the Merger Agreement).

8. No Impairment. The Corporation will not, by amendment hereof or of the Certificate or through any reorganization, recapitalizations, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action or omission, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate and in taking such actions as may be necessary or appropriate to protect the rights of the holders of Series C Preferred Stock.

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9. No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

[Signature page follows]

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[Signature Page to Certificate of Designation of Series C Redeemable Preferred Stock]

IN WITNESS WHEREOF, Skyline Medical, Inc. has caused this Certificate to be executed by the undersigneds on this ____ day of _________, 2017.

By:
Name:	Bob Myers
Title:	Chief Financial Officer and Secretary

By:
Name:	Carl Schwartz
Title:	Chief Executive Officer

7

EXHIBIT D

SKYLINE MEDICAL INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES D Redeemable PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Skyline Medical Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate of Incorporation”), such Board of Directors, duly adopted a resolution, effective August 9, 2017, providing for the creation and issuance of a series of preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), to be designated as the “Series D Redeemable Preferred Stock,” and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock, has duly adopted this Certificate of Designation of Preferences, Rights and Limitations (this “Certificate”).

1. Designation; Ranking. A total of one million two hundred thousand (1,200,000) shares of Preferred Stock are designated as “Series D Redeemable Preferred Stock” (the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall rank equally in all respects and shall be subject to the provisions set forth in this Certificate.

2. Definitions. In addition to terms otherwise defined in this Certificate, certain capitalized terms are used in this Certificate as specifically defined below in this Section 2. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Certificate, (b) references to a particular Section include all subsections thereof, (c) accounting terms not otherwise defined herein have the meaning provided under generally accepted accounting principles, and (d) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect.

“Board” means the Board of Directors of the Corporation.

“Common Stock” means the shares common stock, par value $0.01 per share, of the Corporation.

“Dividend Accrual Rate” means 1.0% per annum.

“DGCL” shall mean the Delaware General Corporation Law.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of August 9, 2017 by and among the Corporation, Skyline Cyto Acquisition, Inc., CytoBioscience, Inc. and the Stockholder Representative (as defined therein).

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Junior Stock” means the Common Stock, Parent Series C Stock, Parent Series E Stock and any other class or series of shares of capital stock of the Corporation that ranks junior to the Series D Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Parent Series C Preferred Stock” shall have the meaning ascribed to such term in the Merger Agreement, which is or will be a series of Preferred Stock ranking junior to the Series D Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Parent Series E Preferred Stock” shall have the meaning ascribed to such term in the Merger Agreement, which is or will be a series of Preferred Stock ranking junior to the Series D Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Required Holders” means the holders of a majority of the outstanding shares of Series D Preferred Stock.

“Series D Preferential Amount” means an amount per share of Series D Preferred Stock equal to the Stated Value, plus an amount per share equal to the accumulated and unpaid dividends thereon, whether or not declared.

“Stated Value” means an amount per share of Series D Preferred Stock equal to $1.00 (as adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, reorganization, recapitalization or other similar event affecting the Series D Preferred Stock), subject to adjustment as contemplated in the definition of “Series D Preferential Amount” above.

3. Voting. Except as required by the DGCL or as otherwise provided by the Certificate of Incorporation (including this Certificate), the holders of Series D Preferred Stock shall have no right to vote their shares of Series D Preferred Stock at any stockholders’ meeting or provide consent to any action taken by stockholders in writing in lieu of a meeting, nor shall they be entitled to notice of any stockholders’ meeting or solicitation of stockholders’ consents.

4. Dividends. The holders of Series D Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, cumulative dividends, payable at the Dividend Accrual Rate. Such dividends shall begin to accrue as of the date on which the Series D Preferred Stock is issued. Such dividends shall be fully cumulative, and shall accrue whether or not declared and whether or not there shall be funds legally available for the payment of dividends. Series D Preferred Stock dividends shall be paid in preference to dividends on Junior Stock.

5. Liquidation. In the event of (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (b) a sale of all or substantially all of the assets of the Corporation, or (c) unless agreed otherwise in writing by the Required Holders, a merger or consolidation of the Corporation other than a merger or consolidation in which (i) the Corporation is the surviving corporation and (ii) the stockholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants) (the events specified in (a), (b) and (c), collectively, the “Liquidation Events”), the holders of Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for the distribution to stockholders, whether such assets are capital, surplus, or earnings, and before any amount shall be paid or distributed to the holders of any Junior Stock by reason of their ownership of such Junior Stock, an amount per share equal to the Series D Preferential Amount. If, upon the occurrence of any Liquidation Event, the assets and funds of the Corporation available for the distribution to its stockholders shall be insufficient to pay the full Series D Preferential Amount to the holders of Series D Preferred Stock, the holders of the Series D Preferred Stock shall share ratably in any distribution of such assets and surplus funds in proportion to the full respective Series D Preferential Amount to which they are entitled.

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6. Redemption.

(a) Redemption at the Corporation’s Option. The Corporation shall have an ongoing right to purchase all or any portion of the outstanding shares of the Series D Preferred Stock on the terms and conditions contained in this Section. If the Corporation exercises such option to purchase as to only a portion of the then-outstanding shares, such purchase shall be made ratably from all holders of Series D Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding Series D Preferred Stock.

(b) Notice. The Corporation shall notify all holders of record of Series D Preferred Stock of its election to exercise its redemption right by sending notice in writing to such holders at their last address as shown on the stock books of the Corporation. The Corporation shall state in such notice the date upon which it desires to redeem such shares (the “Redemption Date”), the percentage of the then-outstanding Series D Preferred Stock which it desires to redeem, the Redemption Price to be paid in respect of each share of Series D Preferred Stock to be redeemed; and (iv) the place or places where certificates representing such shares are to be surrendered for payment of the Redemption Price allocable to such holder’s shares to be redeemed.

(c) Redemption Price. Any redemption of Series D Preferred Stock effected by the Corporation shall be made out of funds legally available for redemptions at a price per share equal to the Series D Preferential Amount on the Redemption Date (the “Redemption Price”). The Corporation shall pay the Redemption Price in full on the Redemption Date.

(d) Surrender of Shares. Upon a redemption, the holders shall surrender to the Corporation the certificates representing the shares of Series D Preferred Stock to be redeemed, duly endorsed or assigned to the Corporation, and the holder shall thereafter be entitled to receive payment in cash of the Redemption Price. If fewer than all the shares represented by any certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares. If any shares of Series D Preferred Stock are redeemed pursuant to this Section 6 and the holder thereof fails to surrender the certificate representing such shares in accordance with this Certificate, the Corporation may, at its option, in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed.

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(e) Shares No Longer Outstanding. On the Redemption Date, (i) dividends on each share of Series D Preferred Stock redeemed hereunder shall cease to accrue, (ii) such share shall be deemed no longer outstanding, and (iii) all rights of the holder of such share as a holder of such share (except the right to receive from the Corporation the monies payable upon surrender of the certificates evidencing such share and redemption of such share) shall cease.

7. Protective Restrictions. At any time when shares of Series D Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or by the Certificate of Incorporation, without the affirmative vote of the Required Holders, given at a meeting or by written consent in lieu of a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

(a) create or authorize the creation of any additional class or series of shares of stock, or issue any shares thereof, in each case other than Junior Stock and Parent Series D Preferred Stock;

(b) amend, alter or repeal this Certificate or the Certificate of Incorporation, in a manner that is adverse to the holders of Series D Preferred Stock in any respect, provided, however, that this restriction shall in no way restrict the Corporation’s ability to create the Parent Series C Stock or Parent Series E Preferred Stock and fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, thereof (including without limitation filing a certificate of designation with respect thereto);

(c) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the purchase, redemption or acquisition thereof) except for (i) the redemption of Parent Series C Preferred Stock, (ii) the redemption of Series D Preferred Stock pursuant to and as provided in this Certificate, or (ii) the redemption or repurchase of capital stock of the Corporation, or securities convertible or exchangeable into such capital stock, issued pursuant to the Corporation’s equity-based compensation plans;

(d) consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets or the assets of the Corporation, except that the Corporation may, without the vote or consent of the Required Holders, effectuate a merger in which (i) the Corporation is the surviving corporation and (ii) the stockholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants);

(e) declare, pay or make any dividends or other distributions on any Junior Stock (or pay, set aside or make available any monies for a sinking fund or otherwise for the payment thereof); or

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(f) enter into any agreement, arrangement, undertaking, or commitment to take any of the foregoing steps or actions.

8. No Impairment. The Corporation will not, by amendment hereof or of the Certificate or through any reorganization, recapitalizations, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action or omission, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate and in taking such actions as may be necessary or appropriate to protect the rights of the holders of Series D Preferred Stock.

9. No Reissuance of Series D Preferred Stock. No share or shares of Series D Preferred Stock acquired by the Corporation by reason of redemption or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

[Signature page follows]

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[Signature Page to Certificate of Designation of Series D Redeemable Preferred Stock]

IN WITNESS WHEREOF, Skyline Medical, Inc. has caused this Certificate to be executed by the undersigneds on this ____ day of _________, 2017.

By:
Name:	Bob Myers
Title:	Chief Financial Officer and Secretary

By:
Name:	Carl Schwartz
Title:	Chief Executive Officer

6

EXHIBIT E

SKYLINE MEDICAL INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES E PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Skyline Medical Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate of Incorporation”), such Board of Directors, duly adopted a resolution, effective August 9, 2017, providing for the creation and issuance of a series of preferred stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), to be designated as the “Series E Preferred Stock,” and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock, has duly adopted this Certificate of Designation of Preferences, Rights and Limitations (this “Certificate”).

1. Designation; Ranking. A total of one million five hundred eighty-eight thousand three hundred twenty-seven (1,586,017) shares of Preferred Stock are designated as “Series E Preferred Stock” (the “Series E Preferred Stock”). Each share of Series E Preferred Stock shall rank equally in all respects and shall be subject to the provisions set forth in this Certificate.

2. Definitions. In addition to terms otherwise defined in this Certificate, certain capitalized terms are used in this Certificate as specifically defined below in this Section 2. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Certificate, (b) references to a particular Section include all subsections thereof, (c) accounting terms not otherwise defined herein have the meaning provided under generally accepted accounting principles, and (d) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect.

“Board” means the Board of Directors of the Corporation.

“Common Stock” means the shares common stock, par value $0.01 per share, of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of August 9, 2017 by and among the Corporation, Skyline Cyto Acquisition, Inc., CytoBioscience, Inc. and the Stockholder Representative (as defined therein).

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Parent Series C Preferred Stock” shall have the meaning ascribed to such term in the Merger Agreement, which is or will be a series of Preferred Stock ranking senior to the Series E Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Parent Series D Preferred Stock” shall have the meaning ascribed to such term in the Merger Agreement, which is or will be a series of Preferred Stock ranking senior to the Series E Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Event.

“Series E Preferential Amount” means an amount per share of Series E Preferred Stock equal to the Stated Value, plus an amount per share equal to the accumulated and unpaid dividends thereon.

“Stated Value” means an amount per share of Series E Preferred Stock equal to $0.01 (as adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, reorganization, recapitalization or other similar event affecting the Series E Preferred Stock), subject to adjustment as contemplated in the definition of “Series E Preferential Amount” above.

3. Voting. Except as required by the DGCL or as otherwise provided by the Certificate of Incorporation (including this Certificate), the holders of Series E Preferred Stock shall have no right to vote their shares of Series E Preferred Stock at any stockholders’ meeting or provide consent to any action taken by stockholders in writing in lieu of a meeting, nor shall they be entitled to notice of any stockholders’ meeting or solicitation of stockholders’ consents.

4. Dividends. The holders of Series E Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, cumulative dividends, payable as provided in this Section 4. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation or any of its subsidiaries of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series E Preferred Stock at a rate per share of Series E Preferred Stock of ten percent (10%) of the per share dividend declared or paid on the Common Stock. By way of illustration only, if the Corporation declares or pays a dividend of $1.00 per share on the Common Stock, it shall declare or pay a dividend of $0.10 per share on the Series E Preferred Stock.

5. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (the “Liquidation Events”), the holders of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for the distribution to stockholders, whether such assets are capital, surplus, or earnings, and after all amounts shall be paid or distributed to the holders of any classes of Corporation stock (other than Common Stock) by reason of their ownership of such stock, an amount per share equal to the Series E Preferential Amount. If, upon the occurrence of any Liquidation Event, the assets and funds of the Corporation available for the distribution to its stockholders shall be insufficient to pay the full Series E Preferential Amount to the holders of Series E Preferred Stock, the holders of the Series E Preferred Stock shall share ratably in any distribution of such assets and surplus funds in proportion to the full respective Series E Preferential Amount to which they are entitled.

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6. No Impairment. The Corporation will not, by amendment hereof or of the Certificate or through any reorganization, recapitalizations, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action or omission, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate and in taking such actions as may be necessary or appropriate to protect the rights of the holders of Series E Preferred Stock.

7. No Reissuance of Series E Preferred Stock. No share or shares of Series E Preferred Stock acquired by the Corporation by reason of redemption or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

[Signature page follows]

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[Signature Page to Certificate of Designation of Series E Preferred Stock]

IN WITNESS WHEREOF, Skyline Medical, Inc. has caused this Certificate to be executed by the undersigneds on this ____ day of _________, 2017.

By:
Name:	Bob Myers
Title:	Chief Financial Officer and Secretary

By:
Name:	Carl Schwartz
Title:	Chief Executive Officer

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